Exhibit 99.1

DOLLAR TREE APPOINTS THREE NEW BOARD MEMBERS

CHESAPEAKE, VA. – Feb. 28, 2025 – Dollar Tree, Inc. (NASDAQ: DLTR) today announced that effective immediately, William (Bill) W. Douglas, III and Timothy (Tim) Johnson have been appointed to the Company’s Board of Directors. In addition, Chief Executive Officer Michael C. Creedon, Jr. has joined the Board.

“Bill and Tim are both esteemed financial leaders with a strong understanding of today’s competitive retail landscape,” said CEO Mike Creedon. “We look forward to their many contributions and support in driving long-term value for our associates, customers, and shareholders.”

Chairman of the Board Edward (Ned) J. Kelly, III stated, “The additions of Bill, Tim, and Mike complement our current Board of Directors’ skillsets and experiences, strengthening our ability to accelerate our growth strategy as a leader in value retailing.”

Mr. Douglas is a 30-year veteran of the Coca-Cola system, with extensive domestic and international retail experience. At Coca-Cola, he held progressive leadership roles in IT, Finance, and Supply Chain. Following his retirement in 2016, Bill was appointed to the Board of Coca-Cola Hellenic where he also serves as chair of the audit committee. He serves on the Boards of SiteOne Landscape Supply, North Highland ESOP, and Monster Beverages Corporation.

Mr. Johnson has more than 30 years of retail leadership experience. Since 2021, he has served as Chief Financial and Chief Administrative Officer for Victoria’s Secret & Co (VS&Co), leading up to his recently announced retirement, planned for June 2025. Prior to VS&Co, he served as the Chief Financial and Chief Administrative Officer for Big Lots. Mr. Johnson serves on the Boards of Brinker International, LogicSource, Inc., and Nationwide Children’s Hospital, and previously served on the Board of The Aaron’s Company.

Mr. Creedon was appointed Chief Executive Officer of Dollar Tree in December 2024. He joined Dollar Tree in 2022 as Chief Operating Officer, a position he held until his appointment to Interim Chief Executive Officer in November 2024. Prior to Dollar Tree, Mr. Creedon held leadership roles at Advance Auto Parts, Tyco International, and ADT Security.

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 16,590 stores across 48 states and five Canadian provinces as of November 2, 2024. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

Investors:
Robert A. LaFleur
SVP, Investor Relations
investorinfo@dollartree.com

Media:
Kate Kirkpatrick
VP, Communications
MediaInquiries@dollartree.com